Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ANNOUNCES FIRST QUARTER 2019 RESULTS

FARMINGDALE, NJ – May 9, 2019 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the first quarter of 2019.

First Quarter 2019 Highlights
•	GAAP net loss applicable to common stockholders of $22.6 million, or $1.36 per share
•	Core earnings attributable to common stockholders of $10.0 million, or $0.60 per share
•	Book value of $17.54 per share at March 31, 2019, a 0.2% decline from December 31, 2018, net of the Company’s first quarter dividend
•	Declared regular common dividend of $0.49 per share; annualized common dividend yield at market close was 11.5% at May 8, 2019
•	Aggregate portfolio leverage stood at 4.7x at March 31, 2019
•	Increased UPB of MSR portfolio by approximately 11% during the quarter
•
In February, the Company completed an offering of 2,000,000 shares of its 8.250% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, resulting in net proceeds of approximately $48.4 million, before offering expenses

“We opened 2019 with another quarter of strong core earnings, driven primarily by the asset composition of our portfolio,” said Jay Lown, President and Chief Executive Officer of Cherry Hill Mortgage Investment Corporation. “Given the Fed’s continued dovish posture, we took a more neutral stance on rates and repositioned the portfolio, which contributed to our ability to maintain book value.”

Operating Results

Cherry Hill reported GAAP net loss applicable to common stockholders for the first quarter of 2019 of $22.6 million, or $1.36 per basic and diluted weighted average common share outstanding. The reported GAAP net loss was determined based primarily on the following: $6.2 million of net interest income, $13.4 million of net servicing income, a net realized loss of $7.5 million on derivatives, a net unrealized loss of $8.3 million on derivatives, a net unrealized loss of $27.2 million on the MSR portfolio and general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of $2.8 million.

Core earnings attributable to common stockholders for the first quarter of 2019 were $10.0 million, or $0.60 per basic and diluted weighted average common share outstanding. For a reconciliation of GAAP net loss to non-GAAP core earnings, please refer to the reconciliation table accompanying this release.

	Three Months Ended March 31,
	2019	2018
	(unaudited)	(unaudited)
Income
Interest income	$16,969	$13,415
Interest expense	10,744	7,543
Net interest income	6,225	5,872
Servicing fee income	17,188	8,650
Servicing costs	3,821	1,712
Net servicing income	13,367	6,938
Other income (loss)
Realized loss on RMBS, net	-	(4,881)
Realized gain (loss) on derivatives, net	(7,476)	13
Unrealized gain (loss) on derivatives, net	(8,272)	19,626
Unrealized gain (loss) on investments in MSRs	(27,175)	12,498
Total Income (Loss)	(23,331)	40,066
Expenses
General and administrative expense	963	877
Management fee to affiliate	1,809	1,315
Total Expenses	2,772	2,192
Income (Loss) Before Income Taxes	(26,103)	37,874
Provision for (Benefit from) corporate business taxes	(4,965)	2,635
Net Income (Loss)	(21,138)	35,239
Net (income) loss allocated to noncontrolling interests in Operating Partnership	349	(456)
Dividends on preferred stock	1,841	1,213
Net Income (Loss) Applicable to Common Stockholders	$(22,630)	$33,570
Net Income (Loss) Per Share of Common Stock
Basic	$(1.36)	$2.64
Diluted	$(1.36)	$2.64
Weighted Average Number of Shares of Common Stock Outstanding
Basic	16,646,114	12,713,265
Diluted	16,654,370	12,721,464

Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Net unrealized gain on the Company’s RMBS portfolio for the first quarter 2019 was approximately $32.0 million.

	Three Months Ended March 31,
	2019	2018
	(unaudited)	(unaudited)
Net Income (Loss)	$(21,138)	$35,239
Other comprehensive income:
Net unrealized gain (loss) on RMBS	31,981	(35,924)
Reclassification of net realized gain on RMBS included in earnings	-	4,881
Other comprehensive income (loss)	31,981	(31,043)
Comprehensive income	$10,843	$4,196
Comprehensive income attributable to noncontrolling interests in Operating Partnership	179	54
Dividends on preferred stock	1,841	1,213
Comprehensive income attributable to common stockholders	$8,823	$2,929

Dollar amounts in thousands. Certain prior period amounts have been reclassified to conform to current period presentation.

Portfolio Highlights for the Quarter Ended March 31, 2019

The Company realized servicing fee income of $17.2 million from its MSR portfolio, interest income of $16.7 million from its RMBS portfolio and other loss of $42.9 million primarily related to realized and unrealized losses on derivatives and investments in MSRs. The unpaid principal balance for the MSR portfolio stood at $27.5 billion as of March 31, 2019 and the carrying value of the MSR portfolio ended the quarter at $304.0 million.  Net interest spread for the RMBS portfolio stood at 1.25% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 4.7x.

The RMBS portfolio had a book and carrying value of approximately $2.0 billion at quarter-end March 31, 2019.  The portfolio had a weighted average coupon of 4.0% and weighted average maturity of 25 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS and MSRs, Cherry Hill used interest rate swaps, swaptions, TBAs and Treasury futures.  At quarter end March 31, 2019, the Company held interest rate swaps with a notional amount of $1.5 billion, swaptions with a notional amount of $55.0 million, TBAs with a notional amount of $165.0 million, Treasury futures with a notional amount of $186.2 million and options on Treasury futures with a notional amount of ($30) million.

As of March 31, 2019, Cherry Hill’s GAAP book value was $17.54 per diluted share, a decrease of 0.2%, net of the first quarter dividend, from book value per share of $17.58 as of December 31, 2018.

Dividends

On March 5, 2019, the Board of Directors declared a quarterly dividend of $0.49 per share of common stock for the first quarter of 2019. The dividends were paid in cash on April 30, 2019 to common stockholders of record as of the close of business on March 18, 2019. Additionally, on March 15, 2019, the Board of Directors declared a dividend of $0.5125 per share on the Company’s 8.20% Series A Cumulative Redeemable Preferred Stock and $0.36667 per share on the Company’s 8.250% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock for the first quarter of 2019. The dividends were paid in cash on April 15, 2019 to Series A Preferred stockholders of record as of the close of business on March 29, 2019 and Series B Preferred stockholders of record as of the close of business on April 1, 2019.

Core Earnings

Core earnings is a non-GAAP financial measure and is defined by the Company as GAAP net income (loss) applicable to common stockholders, excluding realized gain (loss) on RMBS, unrealized (gain) loss on investments in MSRs, and realized and unrealized gain (loss) on derivatives. Core earnings is adjusted to exclude outstanding LTIP-OP Units in our Operating Partnership and dividends paid on preferred stock. Additionally, core earnings excludes (i) any tax (benefit) expense on unrealized (gain) loss on MSRs and (ii) any estimated catch up premium amortization (benefit) cost due to the use of current rather than historical estimates of constant prepayment rates for amortization of the excess servicing portion of the MSRs. Core earnings are provided for purposes of comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with core earnings, in addition to related GAAP financial measures, gives investors greater transparency into the Company’s ongoing operational performance. The concept of core earnings does have significant limitations, including the exclusion of realized and unrealized gains (losses), and may not be comparable to similarly-titled measures of other peers, which may use different calculations. As a result, core earnings should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity.

The following table provides a reconciliation of net income (loss) to core earnings for the three months ended March 31, 2019 and 2018:

	Three Months Ended March 31,
	2019	2018
	(unaudited)	(unaudited)
Net Income (Loss)	$(21,138)	$35,239
Realized loss on RMBS, net	-	4,881
Realized loss (gain) on derivatives, net	7,476	(13)
Unrealized loss (gain) on derivatives, net	8,272	(19,626)
Unrealized loss (gain) on investments in MSRs	27,175	(12,498)
Tax (benefit) expense on unrealized (loss) gain on MSRs	(4,739)	2,444
Changes due to realization of expected cash flows	(5,027)	(2,493)
Total core earnings:	$12,019	$7,934
Core earnings attributable to noncontrolling interests in Operating Partnership	(198)	(103)
Dividends on preferred stock	1,841	1,213
Core Earnings Attributable to Common Stockholders	$9,980	$6,618
Core Earnings Attributable to Common Stockholders, per Share	$0.60	$0.52
GAAP Net Income (Loss) Per Share of Common Stock	$(1.36)	$2.64

Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission on March 18, 2019.  In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of March 31, 2019 and its results of operations for the first quarter of 2019 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call today at 5:00 P.M. Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.chmireit.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the webcast.

The conference call may be accessed by dialing 1-877-407-9716 (from within the U.S.) or 1-201-493-6779 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Cherry Hill First Quarter 2019 Earnings Call.”

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on June 9, 2019 by dialing 1-844-512-2921 (from within the U.S.) or 1-412-317-6671 (from outside of the U.S.); please reference replay pin number “13689388.”

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States.  For additional information, visit www.chmireit.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:
Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005
InvestorRelations@chmireit.com